UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Exchange Act of 1934

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Bottomline Technologies (de), Inc.

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BOTTOMLINE TECHNOLOGIES (de), INC.

325 Corporate Drive

Portsmouth, New Hampshire 03801

Notice of Annual Meeting of Stockholders

To be held on November 18, 2008

To the stockholders of Bottomline Technologies (de), Inc.:

The annual meeting of stockholders of Bottomline Technologies (de), Inc., a Delaware corporation, will be held on Tuesday, November 18, 2008 at 3:00 p.m., local time, at the International Office Suites at One New Hampshire Avenue, Room 300, Portsmouth, New Hampshire 03801, for the purpose of considering and voting upon the following matters:

1.	To elect three Class I directors for the ensuing three years;

2.	To ratify the selection of Ernst & Young LLP as our registered public accounting firm for the current fiscal year; and

3.	To transact such other business as may properly come before the annual meeting, including any postponements or adjournments thereof.

Our board of directors has no knowledge of any other business to be transacted at the annual meeting.

We are enclosing a copy of our annual report to stockholders for the fiscal year ended June 30, 2008 with the proxy statement that accompanies this notice of meeting. The annual report contains consolidated financial statements and other information of interest to you.

Holders of record of our common stock at the close of business on September 29, 2008 are entitled to receive this notice and to vote at the annual meeting.

We encourage you to attend the annual meeting in person. However, in order to make sure that you are represented at the annual meeting, we urge you to complete, sign and return the enclosed proxy card in the enclosed postage-prepaid envelope, or vote by phone or internet according to the instructions on the proxy card, as promptly as possible.

By order of the Board of Directors,

/s/ JOSEPH L. MULLEN
Joseph L. Mullen Chairman of the Board of Directors

October 13, 2008

Portsmouth, New Hampshire

BOTTOMLINE TECHNOLOGIES (de), INC.

325 Corporate Drive

Portsmouth, New Hampshire 03801

Proxy Statement

For the Annual Meeting of Stockholders

To be held on November 18, 2008

This proxy statement is furnished to you in connection with the solicitation of proxies by our board of directors for the annual meeting of stockholders to be held on Tuesday, November 18, 2008 at 3:00 p.m., local time, at the International Office Suites at One New Hampshire Avenue, Room 300, Portsmouth, New Hampshire 03801, including any postponements or adjournments thereof.

The notice of the annual meeting, this proxy statement, our annual report to stockholders for the fiscal year ended June 30, 2008, which we sometimes refer to as “fiscal 2008,” and the enclosed proxy are first being mailed to stockholders on or about October 13, 2008.

Voting of Proxies

All shares held by stockholders who are entitled to vote and who are represented at the annual meeting by properly executed proxies received prior to or at the annual meeting will be voted in accordance with the instructions indicated on the proxy card, unless it is revoked prior to the vote. If a proxy card does not specify how the proxy is to be voted with respect to a particular matter, the shares will be voted “FOR” approval of the matter.

A proxy may be revoked before it is used to cast a vote. To revoke a proxy, a stockholder must:

•	file with the corporate secretary of the company, at or before the taking of the vote, a written notice of revocation bearing a later date than the proxy;

•	duly execute a later dated proxy relating to the same shares and deliver it to the corporate secretary of the company before the taking of the vote; or

•	attend the annual meeting and vote in person. Attendance at the annual meeting, if a stockholder does not vote, will not be sufficient to revoke a proxy.

Any written notice of revocation or subsequent proxy should be sent to us at the following address: Bottomline Technologies (de), Inc., 325 Corporate Drive, Portsmouth, New Hampshire 03801, Attention: Corporate Secretary.

Stockholders Entitled to Vote

Our board of directors has fixed September 29, 2008 as the record date for the determination of stockholders entitled to vote at the annual meeting. Only holders of record of our common stock at the close of business on the record date are entitled to notice of, and to vote at, the annual meeting. On September 29, 2008, there were 24,769,083 shares of our common stock outstanding and entitled to vote. Each share of common stock will have one vote for each matter to be voted upon at the annual meeting.

Votes Required

The holders of at least a majority of the shares of our common stock issued and outstanding and entitled to vote at the annual meeting will constitute a quorum for the transaction of business at the annual meeting. Shares of common stock present in person or represented by proxy, including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval, will be counted for purposes of determining whether a quorum is present at the annual meeting.

If a broker does not have discretionary voting authority to vote shares for which it is the holder of record with respect to a particular matter at the annual meeting, the shares cannot be voted by the broker, although they will be counted in determining whether a quorum is present. Accordingly, broker non-votes and abstentions would have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of votes cast or shares voting on that matter.

The affirmative vote of the holders of shares representing at least a plurality of the votes cast by the holders of our common stock entitled to vote at the annual meeting is required for the election of the Class I directors. The affirmative vote of the holders of shares representing at least a majority of the stock present or represented and voting on the matter is required for the ratification of our registered public accounting firm.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information, as of August 31, 2008, regarding the beneficial ownership of shares of our common stock by (a) each person or entity known by us to own beneficially more than 5% of the outstanding shares of our common stock, (b) each of the “named executive officers,” as described in the Summary Compensation Table below, (c) each director of the company, and (d) the directors and executive officers of the company as a group. The address of each of our directors and named executive officers is c/o Bottomline Technologies (de), Inc., 325 Corporate Drive, Portsmouth, New Hampshire 03801. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, which we sometimes refer to as the SEC, and generally includes voting power and/or investment power with respect to securities. As of August 31, 2008, there were 24,813,716 shares of our common stock outstanding. Shares of common stock subject to options and/or warrants currently exercisable or exercisable within 60 days of August 31, 2008 are deemed outstanding for purposes of computing the percentage beneficially owned by the person or entity holding the options and/or warrants, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person or entity. Except as indicated by footnote, we believe that the persons and entities named in this table, based on information provided by them, have sole voting and investment power with respect to the shares of common stock indicated.

	Shares Beneficially Owned			Options and/or Warrants Included in Shares Beneficially Owned
Name and Address of Beneficial Owner	Number		Percent	Number
5% Stockholders
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	3,096,500	(1)	12.5	—
Franklin Resources, Inc. One Franklin Parkway San Mateo, CA 94403-1906	2,719,440	(2)	11.0	—
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	1,957,950	(3)	7.9	—
Royce & Associates, LLC 1414 Avenue of the Americas New York, NY 10019	1,935,554	(4)	7.8	—

Executive Officers and Directors
Robert A. Eberle	547,910	(5)	2.2	318,500
Peter S. Fortune	215,370	(6)	*	81,475
Kevin M. Donovan	197,212	(7)	*	149,501
Joseph L. Barry, Jr.	215,145	(8)	*	45,000
Michael J. Curran	11,000	(9)	*	—
Jeffrey C. Leathe	17,250	(10)	*	11,250
James L. Loomis	477,250	(11)	1.9	37,500
Daniel M. McGurl	307,005	(12)	1.2	98,005
Joseph L. Mullen	737,367	(13)	2.9	511,250
Garen K. Staglin	8,000	(14)	*	—
James W. Zilinski	71,078	(15)	*	45,000
All executive officers and directors as a group (11 persons)	2,804,587		10.7	1,297,481

*	Represents less than 1% of the outstanding shares of common stock.

(1)	T. Rowe Price Associates, Inc. (“Price Associates”) holds sole voting power over 495,000 of the shares and sole dispositive power over all 3,096,500 shares. These shares are owned by various individual and institutional investors, including the T. Rowe Price New Horizons Fund, Inc. (which owns 1,498,000 of the shares), for which Price Associates serves as investment advisor with power to direct investments and/or power to vote the shares. Price Associates disclaims beneficial ownership of such shares. This information is based on an Amendment No. 2 to Schedule 13G filed by Price Associates with the SEC on February 13, 2008.

(2)	These shares are beneficially owned by one or more open or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries (collectively, the “Investment Management Subsidiaries”) of Franklin Resources, Inc. (“FRI”), including Franklin Advisers, Inc. and Franklin Templeton Portfolio Advisors, Inc. (“FTPA”). Investment management contracts grant to the Investment Management Subsidiaries investment and/or voting power over the securities owned by such investment management clients. Franklin Advisers, Inc. has sole voting and dispositive power as to 1,120,300 of the shares and FTPA has sole voting and dispositive power as to 1,599,140 of the shares. FTPA may beneficially own these shares pursuant to various separately managed account investment management arrangements, and under these arrangements, underlying clients may, from time to time, delegate to FTPA the power to vote such shares. To the extent that the underlying client retains voting power over any shares, FTPA disclaims any power to vote or direct the vote of such shares. Charles B. Johnson and Rupert H. Johnson, Jr. (the “Principal Shareholders”) each own in excess of 10% of the outstanding common stock of FRI and are the principal shareholders of FRI. FRI, the Principal Shareholders and each of the Investment Management Subsidiaries disclaim any pecuniary interest or beneficial ownership in any of these shares. This information is based on an Amendment no. 1 to Schedule 13G filed by FRI, the Principal Shareholders and FTPA with the SEC on February 8, 2008.

(3)	These shares are held by the investment advisory subsidiaries of BlackRock, Inc. BlackRock, Inc. shares voting and dispositive power over the shares, and disclaims beneficial ownership of the shares. This is based on information provided by BlackRock, Inc. on September 19, 2008, and an Amendment no. 4 to Schedule 13G filed by BlackRock, Inc. on February 2, 2008.

(4)	Royce & Associates, LLC has sole voting and dispositive power over these shares. This information is based on an Amendment No. 3 to Schedule 13G filed by Royce & Associates, LLC with the SEC on January 25, 2008.

(5)	Includes prior awards of restricted stock, of which 135,000 are unvested as of August 31, 2008.

(6)	Includes prior awards of restricted stock, of which 102,500 are unvested as of August 31, 2008.

(7)	Includes prior awards of restricted stock, of which 25,125 are unvested as of August 31, 2008.

(8)	Includes prior awards of restricted stock, of which 3,000 are unvested as of August 31, 2008.

(9)	Includes prior awards of restricted stock, of which 7,500 are unvested as of August 31, 2008.

(10)	Includes prior awards of restricted stock, of which 3,000 are unvested as of August 31, 2008.

(11)	Includes prior awards of restricted stock, of which 3,000 are unvested as of August 31, 2008.

(12)	Includes prior awards of restricted stock, of which 3,000 are unvested as of August 31, 2008.

(13)	Includes prior awards of restricted stock, of which 57,750 are unvested as of August 31, 2008.

(14)	Includes prior awards of restricted stock, of which 5,500 are unvested as of August 31, 2008.

(15)	Includes prior awards of restricted stock, of which 3,000 are unvested as of August 31, 2008.

PROPOSAL I—ELECTION OF CLASS I DIRECTORS

We have three classes of directors, currently consisting of three Class I directors, three Class II directors and three Class III directors. At each annual meeting, directors are elected for a full term of three years to succeed those whose terms are expiring. The terms of the three classes are staggered in a manner so that only one class is elected by stockholders annually. Mr. Joseph L. Barry, Jr., Mr. Robert A. Eberle, and Mr. Jeffrey C. Leathe are currently serving as Class I directors. The Class I directors elected this year will serve as members of our board of directors until the 2011 annual meeting of stockholders, or until their respective successors are elected and qualified. Proxies can not be voted cumulatively.

The persons named in the enclosed proxy will vote to re-elect Mr. Barry, Mr. Eberle and Mr. Leathe as Class I directors unless the proxy is marked otherwise. Mr. Barry, Mr. Eberle and Mr. Leathe have indicated their willingness to serve on our board of directors, if elected; however, if any nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee designated by our board of directors. Our board of directors has no reason to believe that Mr. Barry, Mr. Eberle or Mr. Leathe would be unable to serve if elected.

Set forth below for each director, including the Class I director nominees, is information as of August 31, 2008 with respect to his (a) name and age, (b) positions and offices at the company, (c) principal occupation and business experience during at least the past five years, (d) directorships, if any, of other publicly held companies and (e) the year such person became a director of the company.

Name	Age	Director Since	Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships
Class I directors (terms expiring in 2008)
Joseph L. Barry, Jr.	75	1990	Mr. Barry has served as President of Hallmark Mechanical Corp., a machinery service company, since 1990, and as President of Hallamore Corp., a transportation and rigging company, since 1956. Since 1975, Mr. Barry has served as Chairman of Northeast Concrete Products, and since 1978, as co-Chairman of New England Teamsters Pension Fund. Mr. Barry is also a director of Heritage Property Investment Trust, Inc., a real estate investment trust.†*#

Robert A. Eberle	47	2000	Mr. Eberle has served as Chief Executive Officer of Bottomline since November 2006 and as President since August 2004. Mr. Eberle served as Chief Operating Officer of Bottomline from April 2001 to November 2006 and served as Chief Financial Officer of Bottomline from September 1998 to August 2004.

Jeffrey C. Leathe	52	2005	Mr. Leathe has served as Senior Vice President and Chief Financial Officer of Biotrove, Inc, a private company that advances life sciences and drug discovery research, since October 2007, and has served as a Principal of Leathe & Associates, LLC, a private investment advisory firm since

Name	Age	Director Since	Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships
			November 2004. From November 2005 to September 2007, Mr. Leathe served as the President of Pelican Group Holdings, a biotechnology company. From July 2003 to October 2004, Mr. Leathe served as Senior Vice President of Harvest Capital Management, a private investment advisory firm. From 1990 to 2003, Mr. Leathe served as Executive Vice President, Chief Financial Officer and Treasurer of Apogent Technologies, a manufacturer of healthcare and life sciences research products.*

Class II directors (terms expiring in 2009)
Joseph L. Mullen	56	1996	Mr. Mullen has served as Chairman of Bottomline since May 2007, and from November 2006 to May 2007 served as Vice Chairman of Bottomline. Mr. Mullen served as Chief Executive Officer of Bottomline from August 2002 to November 2006. From September 2000 to August 2004, Mr. Mullen served as President of Bottomline, and from September 2000 to April 2001, Mr. Mullen also served as Chief Operating Officer of Bottomline.

James W. Zilinski	64	1994	From July 1995 until his retirement in December 2004, Mr. Zilinski served as President and Chief Executive Officer of Berkshire Life Insurance Company of America and as a director of its subsidiary, Berkshire Securities Corp.†*#

Michael J. Curran	53	2006	Mr. Curran has served as Executive Vice President, Global Solutions Group of Sovereign Bank, since June 2007. From March 1995 to April 2006, Mr. Curran served as Executive Vice President, Global Treasury Services of Bank of America.†

Class III directors (terms expiring in 2010)
Daniel M. McGurl	72	1989	Mr. McGurl co-founded Bottomline in May 1989, and served as Chairman of the Board of Directors of Bottomline from May 1989 to May 2007. From May 1989 until his retirement in August 2002, Mr. McGurl also served as Chief Executive Officer of Bottomline, and from May 1989 to September 2000, Mr. McGurl also served as President of Bottomline.

Name	Age	Director Since	Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships
James L. Loomis	58	1989	Mr. Loomis co-founded Bottomline in May 1989. From August 1998 until his retirement in September 2000, Mr. Loomis served as Senior Executive Advisor of Bottomline.

Garen K. Staglin	63	2007	Mr. Staglin was Chief Executive Officer of eONE Global LP, an emerging payments company, from 2001 to 2004. Mr. Staglin serves as a director of Global Document Solutions, Inc., a digital printing, imaging and customer relationship management outsourcing company, Solera, Inc., a consulting, outsourced services and technology provider focused on auto claims solutions, and ExlService Holdings, Inc., a provider of offshore business process outsourcing solutions. Mr. Staglin is also a senior advisor for FTVentures and a member of the Advisory Board of the Cambridge University Business School in the United Kingdom.#

†	Member of compensation committee.
#	Member of nominations and corporate governance committee.
*	Member of audit committee.

Director Compensation

Compensation for our directors is reviewed from time to time by our chief executive officer and compensation committee, and any determinations with respect to board compensation are made by our board of directors.

Each of our non-employee directors receives a restricted stock award of 3,000 shares of our common stock on the date of each annual meeting of stockholders (other than a director initially elected to the board of directors at the annual meeting or at any time after the prior year’s annual meeting). The awards vest in full on the earlier of the first anniversary of the grant date or the next annual meeting of stockholders. In fiscal 2008, Messrs. Barry, Curran, Leathe, Loomis, McGurl, and Zilinski each received a restricted stock award for 3,000 shares of our common stock. These awards are granted under our 2000 Stock Incentive Plan.

Upon his or her initial election to the board of directors, a non-employee director receives a restricted stock award for 8,000 shares of our common stock. The restricted stock award vests over a period of four years from the date of grant, with 25% of the shares vesting on the first anniversary of the date of grant and an additional 6.25% of the shares vesting each quarter thereafter. No such grants were made during fiscal 2008, as there were no new directors elected to the board.

Equity awards to our directors (both stock options and restricted stock awards) vest in full upon a change of control. For purposes of this provision, a change of control occurs if:

•	any person becomes the beneficial owner of more than 50% of the voting power of our outstanding securities,

•	we are acquired through a merger,

•	we are liquidated, or

•	all or substantially all of our assets are sold.

We reimburse our directors for expenses incurred to attend board of directors and committee meetings and other business related travel. In fiscal 2008, each non-employee director received an annual fee of $17,500, payable quarterly in arrears, and a fee of $1,250 for each meeting of the board of directors that the non-employee director attended. Each non-employee director who served as a member of the audit committee, other than the chairperson of such committee, received an annual fee of $3,500. Each non-employee director who served as a member of the compensation committee or nominations and corporate governance committee, other than the respective chairpersons of those committees, received an annual fee of $1,000 for each committee in which they participated. The chairman of the audit committee received an annual fee of $15,000 and the chairman of the compensation committee and the nominations and corporate governance committee each received an annual fee of $2,000.

Joseph Mullen Letter Agreement

We entered into a letter agreement with Joseph Mullen, the current chairman of our board of directors, on November 16, 2006. Pursuant to this letter agreement, which we refer to as the 2006 Letter Agreement, following Mr. Mullen’s transition as our chief executive officer we agreed to retain his services as an employee for a salary of $300,000 per year beginning November 16, 2006 and ending on November 16, 2007, and a salary of $150,000 per year beginning on November 17, 2007 and ending on November 16, 2008. On September 18, 2008, we entered into a new letter agreement, or the 2008 Letter Agreement, with Mr. Mullen to retain his services for (a) $125,000 per year for the period beginning on November 16, 2008 and ending on November 16, 2009 and (b) $100,000 per year for each year during the period beginning on November 17, 2009 and ending on November 16, 2011, at which time Mr. Mullen’s role and services will be re-evaluated. Under the 2008 Letter Agreement, which supersedes the 2006 Letter Agreement, Mr. Mullen will act as chairman of the board of directors during any periods he is appointed to such position by the board, and will provide consulting services in areas including strategy analysis, merger and acquisition evaluation and analysis, strategic partnerships and executive coaching. In addition, under the terms of the 2008 Letter Agreement, Mr. Mullen received 3,000 shares of restricted stock for services provided to Bottomline in 2008, and these shares vest at our 2008 annual meeting of stockholders. Mr. Mullen is also eligible to receive 3,000 shares of restricted stock (or such other equity award as shall be made to our other non-employee directors) on November 18, 2008 and each year thereafter on the date of the annual meeting of stockholders (provided that he is serving as a director of Bottomline during such periods), and these shares will vest at the earlier of the one year anniversary of the grant date or the next annual meeting of stockholders.

If the 2008 Letter Agreement is terminated by us without cause, Mr. Mullen will be entitled to be paid a lump sum equal to the full amount due to him with respect to the remaining term of the agreement. As was also the case with the 2006 Letter Agreement, should Mr. Mullen’s engagement with us be terminated as a result of death or disability, as a result if involuntary termination or without cause, Mr. Mullen’s then unvested options and restricted stock will fully vest, and he generally will have a period of two years (or the remainder of the applicable option term if less than two years) after the date of such termination to exercise his-stock options. In addition, in the event that, prior to November 21, 2011, a change of control of Bottomline occurs, Mr. Mullen’s then unvested options and restricted stock will fully vest, and we will pay any excise tax for which Mr. Mullen would be liable under Section 4999 of the Internal Revenue Code as a result of having received such change of control benefits, as well as the amount necessary to pay all additional taxes imposed on Mr. Mullen as a result of our payment of the excise tax. Under the 2008 Letter Agreement, Mr. Mullen is also eligible to be reimbursed by us for reasonable business expenses and, until he reaches age 65, to participate in our standard U.S. health insurance plan.

Director Stock Ownership Program

In February 2008, we approved a modification to certain of our stock option plans to permit any director to elect to exercise stock options that were in-the-money, and fully vested, on a net share settlement basis. Under such an exercise, any director so exercising would receive shares of our common stock with a value equal to the closing market price of our common stock on the date of exercise less the exercise price of the options. Any director making such an election agrees not to sell or transfer any of the shares received upon exercise for a period of two years from the exercise date. We implemented this modification to encourage and promote long-term share ownership by our directors.

The following table sets forth information concerning the compensation of our directors for fiscal 2008. The compensation information for Mr. Eberle is included in the Summary Compensation Table.

Fiscal 2008 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)		Option Awards ($) (1)(2)(3)		All Other Compensation ($)		Total ($)
Joseph L. Barry	29,000	37,094		—		—		66,094
Michael J. Curran	22,250	46,943		—		—		69,193
Jeffrey C. Leathe	37,500	37,094		41,547		—		116,141
James L. Loomis	22,500	37,094		—		—		59,594
Daniel M. McGurl	22,500	37,094		—		—		59,594
Joseph L. Mullen	—	526,882	(4)	364,443	(4)	209,000	(5)	1,100,325
Garen K. Staglin	21,250	24,600		—		—		45,850
James W. Zilinski	29,000	37,094		—		—		66,094

(1)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for fiscal 2008, in accordance with Statement of Financial Accounting Standards No. 123R, “Share-Based Payment,” or SFAS 123R, of equity awards under our equity plans and include amounts for equity awards granted in and prior to fiscal 2008. There can be no assurance that these SFAS 123R amounts will ever be realized. The assumptions we used to calculate these amounts are included in Note 9 to our audited financial statements for fiscal 2008, included in our annual report on Form 10-K for fiscal 2008 filed on September 12, 2008.

(2)	As of June 30, 2008, our directors had the following aggregate number of stock option awards outstanding: Joseph L. Barry, 45,000; Jeffrey C. Leathe, 15,000; James L. Loomis, 37,500; Daniel M. McGurl, 98,005; Joseph L. Mullen, 525,000; James W. Zilinski, 45,000. As of June 30, 2008, our directors had the following aggregate number of unvested restricted stock awards outstanding: Joseph L. Barry, 3,000; Michael J. Curran, 7,500; Jeffrey C. Leathe, 3,000; James L. Loomis, 3,000; Daniel M. McGurl, 3,000; Joseph L. Mullen, 57,750; Garen K. Staglin, 5,500; James W. Zilinski, 3,000. Messrs. Barry, Curran, Leathe, Loomis, McGurl and Zilinski were each awarded 3,000 shares of restricted stock on November 15, 2007. Each of these awards had a grant date fair value of $39,570.

(3)	Please refer to the section above entitled “Director Stock Ownership Program” for information regarding a modification in February 2008 to certain of our stock option plans.

(4)	Includes vesting of awards granted to Mr. Mullen while he was serving as Chief Executive Officer of Bottomline.

(5)	Consists of $206,250 in salary paid to Mr. Mullen pursuant to the 2006 Letter Agreement and $2,750 which represents our matching contribution to Mr. Mullen’s retirement savings plan account.

Executive Compensation

Compensation Discussion and Analysis

The compensation committee of our board of directors oversees, reviews and approves annually all compensation decisions relating to our named executive officers. In the discussion that follows, “executives” refers to our current executive officers, Messrs. Eberle, Fortune and Donovan.

The compensation committee has implemented an annual performance and compensation review program for our executives. Annual performance goals are proposed by our chief executive officer and approved by the compensation committee at the end of each fiscal year for the upcoming fiscal year. These corporate goals relate to specific operational and financial milestones, and performance against these milestones is considered when determining annual salary increases, annual bonuses, and annual restricted stock awards to our executives.

Objectives and Philosophy of Our Executive Compensation Program

The primary objectives of the compensation committee with respect to executive compensation are to:

•	enable us to attract, retain and motivate the best possible executive talent,

•	ensure executive compensation is aligned with our corporate strategies and business objectives,

•

promote the achievement of key strategic and financial performance measures by linking short and long-term cash and equity incentives to the achievement of measurable corporate and individual performance goals, and

•	align executives’ incentives with the creation of stockholder value.

To achieve these objectives, the compensation committee evaluates our executive compensation program with the goal of setting compensation at levels the committee believes are competitive with those of other companies of a similar size within our industry. In addition, our executive compensation program ties a portion of each executive’s overall compensation to key strategic, financial and operational goals such as establishment and maintenance of key strategic relationships, product development initiatives, customer service execution, employee retention, as well as aspects of our financial and operational performance, such as metrics related to revenue, orders and profitability. The compensation committee may also assess overall compensation based on the individual performance of the executive. We provide a portion of our executive compensation in the form of stock options and restricted stock awards that vest over time, which we believe promotes the retention of our executives and aligns their interests with those of our stockholders, because it allows the executives to participate in the long-term success of our company as reflected in stock price appreciation.

In making compensation decisions, the compensation committee compares our executive compensation against that of a peer group of publicly traded companies. This peer group, which is periodically reviewed and updated, consists of companies generally comparable to our company. The companies included in this peer group for fiscal 2008 were: Blackbaud, Inc., Docucorp International, Inc., Kenexa Corporation, NetManage, Inc., Online Resources Corporation, Open Solutions, Inc., Pegasystems, Inc., RightNow Technologies, Inc., S1 Corporation, and The Ultimate Software Group, Inc. However, for fiscal 2008, the compensation committee performed a peer group comparison only for purposes of reviewing the increase in the cash bonus opportunity for our chief executive officer, as the other elements of our executive compensation program were generally not increased over fiscal 2007 levels.

Components of our Executive Compensation Program

The primary elements of our executive compensation program are:

•	base salary,

•	cash bonuses,

•	restricted stock awards,

•	insurance, retirement and other employee benefits, and

•	severance and change of control benefits.

We do not have any formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. Instead, the compensation committee determines what it believes to be the appropriate level and mix of the various compensation components based on recommendations from our chief executive officer, company performance against stated objectives, individual performance and overall comparisons to the aforementioned peer group.

Base Salary

Base salary is used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executives. When establishing base salaries, the compensation committee considers the survey data of compensation levels in the peer group, as well as a variety of other factors such as the executive’s scope of responsibility, individual performance, prior employment experience and salary history, and our financial performance, including increases in revenue and profits.

Base salaries are reviewed at least annually by our compensation committee, and may be adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, company and individual performance and experience. For fiscal 2008, after taking into account the compensation levels of the overall management team, and in an attempt to adjust the overall levels of compensation in a manner that strengthened the management team as a whole and provide tangible incentives for the tier of managers immediately below our executives, Messrs. Eberle, Fortune and Donovan chose not to accept increases to their base salaries.

For fiscal 2009 the compensation committee approved base salaries of $320,000, $315,463 and $184,000 for Messrs. Eberle, Fortune and Donovan, respectively, representing increases of 3.2%, 3.3% and 3.4% over fiscal 2008 levels. Mr. Fortune’s fiscal 2009 base salary is paid in British Pounds Sterling, which for purposes of this presentation was converted to US Dollars at the average exchange rate in effect for the first quarter of fiscal year 2009 of 1.889.

Cash Bonuses

The compensation committee approves payment of quarterly cash bonuses as part of the overall compensation packages of our executive officers. Cash bonus opportunities are based on a percentage of base compensation for Messrs. Eberle and Fortune, which for fiscal year 2008 was 120% and 100% of their base salaries, respectively. In November 2007, the compensation committee, after its review of the aforementioned peer group data, approved an increase in Mr. Eberle’s bonus opportunity from 100% to 120% of his base salary in order to bring Mr. Eberle’s bonus opportunity in line with that of the peer group. Mr. Donovan’s cash bonus opportunity is based on a fixed dollar amount, which for fiscal year 2008 was $75,000. Cash bonuses are intended to be paid quarterly, with an opportunity for review of the overall bonus at year end.

Cash bonus opportunities for Messrs. Eberle and Fortune are evaluated based on the achievement of pre-determined revenue and operating income targets, and designated key management objectives, all of which are set by the compensation committee at the beginning of the fiscal year. The revenue and operating income targets represent 67% of the total bonus opportunity, which must be achieved at 80% of the targeted amounts before any bonuses can be paid. Designated key management objectives represent the remaining 33% of the total bonus opportunity. Each quarter, our chief executive officer prepares a summary of our actual corporate performance against the established performance objectives and submits his recommendation to the compensation committee in respect of bonuses, if any, that should be paid for that quarter. Mr. Donovan’s bonus is recommended by our chief executive officer based on both corporate and individual performance. Determination regarding the ultimate payment of bonuses for Messrs. Eberle, Fortune and Donovan, in respect of both timing and amount, is subject to the approval of the compensation committee.

For fiscal 2008, cash bonuses in the amount of $193,700, $151,605 and $55,000 were paid to Messrs. Eberle, Fortune and Donovan, respectively, which represented 52%, 54% and 73% of their total bonus opportunity for the fiscal year.

For fiscal 2008, payment at 75% of Messrs. Eberle and Fortune’s bonus opportunity would have occurred only in the event that Bottomline and the executive achieved 100% of the stated performance objectives. We would characterize the 75% level of achievement as attainable based on the performance measures in place for fiscal 2008. Payouts above the 75% threshold would have occurred only upon Bottomline and the executive exceeding performance requirements and we would characterize this level of achievement as difficult. In the past our executives have, in certain instances, declined some or all of the bonus amounts they had earned so that these amounts could be allocated to specific corporate initiatives or to strategic investments.

For fiscal 2009, the bonus opportunity for Messrs. Eberle and Fortune remains at 120% and 100% of their base salaries, respectively, while Mr. Donovan’s cash bonus opportunity is $80,000.

Stock Option and Restricted Stock Awards

Our equity award program is the primary vehicle for offering long-term incentives to our executives. We believe that equity grants provide a strong link to Bottomline’s long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, we believe the vesting features of our equity awards are consistent with our goal of executive retention because these features provide an incentive for the executive to remain in our employ during the vesting period. In determining the size of equity grants to our executives, including for fiscal 2008, our compensation committee considers the following factors:

•	an evaluation of the executive’s past performance,

•	the total compensation being paid to the executive,

•	the anticipated value of the executive’s contribution to Bottomline’s future performance,

•	the executive’s scope of responsibility,

•	the executive’s current position with Bottomline, and

•	the number and size of equity awards to the executive officer during previous fiscal years.

We typically make an initial equity award of stock options or restricted stock when a new executive is hired, after which annual equity awards are granted as part of the overall executive compensation program. All equity awards to our executives are approved by the compensation committee. When restricted stock awards are granted, they are typically granted at no cost to the executive. Since awards of restricted stock have a built-in value at the time the awards are made, we generally grant fewer shares of restricted stock than the number of stock options that might have been granted for a similar purpose, which helps to reduce dilution to our stockholders. To maximize the long-term incentives for our executives and to minimize the dilutive effect on existing stockholders, we consider it likely that future equity awards to our executives will be in the form of restricted stock rather than stock options.

Typically, the equity awards we grant to our executives vest at a rate of 25% after the first year and 6.25% at the end of each quarter thereafter. Except in the case of death or disability and certain severance and change-in-control situations, vesting typically ceases on the date of termination of employment and exercise rights (in the case of stock options) cease shortly thereafter. Prior to the exercise of a stock option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents. However, restricted stock awards entitle the recipient to full rights as a stockholder at the time of the award, regardless of any vesting provisions.

We do not have any equity ownership guidelines for our executives.

Stock awards to our executives are typically granted annually in conjunction with the review of their individual performance and the financial and operational performance of the company. This review typically takes place at the regularly scheduled meeting of the compensation committee held in the first fiscal quarter of each year.

For fiscal 2008, the compensation committee approved restricted stock awards of 85,000, 60,000 and 15,000 shares to Messrs. Eberle, Fortune and Donovan, respectively. Restricted stock awards to Messrs. Eberle and Fortune in fiscal 2008 were slightly lower than awards issued in fiscal 2007. For fiscal 2008, Mr. Donovan received slightly more shares of restricted stock than he received in fiscal 2007. Overall, however, the total restricted stock awards granted to our executives in fiscal 2008 were lower than fiscal 2007 levels, as we sought to increase the pool of shares available for issuance to other, non-executive employees.

Historically, the compensation committee has fixed an aggregate level of equity awards for all employees, including our executives, on an annual basis. In fiscal 2007, management proposed to the compensation committee that our ability to attract, retain, motivate and incent the best possible talent would be best achieved with a program that provided greater certainty regarding the level of such awards over time. Management therefore proposed that the annual percentage increase or decrease in the equity pool be tied to levels of stock performance, non-GAAP net income and revenues for the previous fiscal year. The compensation committee considered these recommendations and approved a formal equity compensation policy providing that the annual equity pool be adjusted upwards or downwards depending upon Bottomline’s stock price (based on a 30-day trailing average as of July first of each year), non-GAAP net income and revenues for the preceding fiscal year. The percentage change in each metric is multiplied by one-third (thus weighting each equally), and the sum of the resulting net percentage divided by two. The equity pool for the prior fiscal year is then adjusted upwards or downwards by a percentage equal to that amount, to determine the equity pool for the current year. The compensation committee anticipates that this policy will remain in place through fiscal 2011.

Benefits and Other Compensation

We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance, an employee stock purchase plan and a 401(k) plan. Executives are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees.

During fiscal 2008, we provided supplemental executive long-term disability insurance to Mr. Eberle and Mr. Fortune. In addition, we paid a portion of premiums for private medical insurance and provided an automobile allowance to Mr. Fortune. We anticipate that we will continue to provide these benefits to Mr. Eberle and Mr. Fortune in fiscal 2009.

Severance and Change of Control Benefits

Pursuant to employment and retention agreements we have entered into with our executives, the terms of our 2000 Stock Incentive Plan and certain resolutions of our board of directors in connection with our equity programs, our executives are entitled to certain benefits in the event of the termination of their employment under specified circumstances, including termination following a change of control of our company. We have provided more detailed information about these benefits, along with estimates of their value under certain circumstances, under the caption “Employment and Other Agreements and Potential Payments Upon Termination or Change-in-Control” below.

We believe these benefits help us compete for executive talent and are generally in line with severance packages offered to executives by the companies in our peer group. We also believe that these benefits would serve to minimize the distraction caused by any change of control scenario and reduce the risk that key talent would leave the company before any such transaction closes, which could reduce the value of the company if such transaction failed to close.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and to each other officer (other than the chief executive officer and chief financial officer) whose compensation is required to be reported to our stockholders pursuant to the Exchange Act by reason of being among our three most highly paid executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if certain requirements are met. The compensation committee reserves the right to use its judgment to authorize compensation payments that may be subject to the Section 162(m) limitation when it believes that such payments are appropriate and in the best interests of Bottomline and its stockholders, after taking into account changing business conditions or the officer’s performance. Although the compensation committee considers the impact of Section 162(m) when administering Bottomline’s long-term compensation plans, it does not make decisions regarding executive compensation based solely on the expected tax treatment of such compensation. As a result, the compensation committee may deem it appropriate at times to forego qualified performance based compensation under Section 162(m) in favor of awards that may not be fully tax-deductible.

Summary Compensation

The following table sets forth certain information concerning the compensation for the individuals who served as our principal executive officer and our principal financial officer during fiscal 2008 and our only other executive officer, who we collectively refer to as our named executive officers.

Fiscal 2008 Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Robert A. Eberle,	2008	$310,000	—	$794,142	$314,611	$193,700	$11,630	$1,624,083
President and Chief Executive Officer(4)	2007	$296,875	—	$500,830	$424,494	$187,750	$12,098	$1,422,047

Kevin M. Donovan,	2008	$178,000	—	$104,049	$116,052	$55,000	$5,625	$458,726
Chief Financial Officer and Treasurer	2007	$175,750	—	$58,841	$140,355	$51,000	$5,606	$431,552

Peter S. Fortune,	2008	$324,047	—	$570,882	$238,875	$151,605	$45,565	$1,330,974
Chief Operating Officer and President of Bottomline Europe(5)	2007	$302,104	—	$370,611	$322,281	$153,917	$43,041	$1,191,954

(1)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for fiscal years 2007 and 2008, in accordance with SFAS 123R, of equity awards under our equity plans and include amounts for equity awards granted in and prior to fiscal years 2007 and 2008. There can be no assurance that the SFAS 123R amounts will ever be realized. The assumptions we used to calculate these amounts are included in Note 9 to our audited financial statements for fiscal year 2008, included in our annual report on Form 10-K for fiscal year 2008.

(2)	The amounts in this column reflect cash bonus awards paid to our named executive officers for performance in fiscal years 2007 and 2008 under our executive incentive compensation programs. See “Compensation Discussion and Analysis—Components of our Executive Compensation Program—Cash Bonuses” above for a description of this program.

(3)	These amounts consist of the following:

Name	Fiscal Year	Retirement Plan Contributions(a)	Life and Long-Term Disability Insurance Premiums(b)	Other		Total
Robert A. Eberle	2008	$5,750	$5,880	—		$11,630
	2007	$6,218	$5,880	—		$12,098

Kevin M. Donovan	2008	$5,625	—	—		$5,625
	2007	$5,606	—	—		$5,606

Peter S. Fortune	2008	$13,615	$5,937	$26,013	(c)	$45,565
	2007	$15,528	$2,169	$25,344	(c)	$43,041

(a)	These amounts represent our matching contributions to the named executive officer’s retirement savings plan account.

(b)	These amounts consist of the portions of premiums paid by us for supplemental executive long-term disability insurance for Mr. Eberle and Mr. Fortune.

(c)	These amounts consist of automobile allowances paid on Mr. Fortune’s behalf of $23,196 and $24,048 and private medical insurance premiums paid on Mr. Fortune’s behalf of $2,148 and $1,965 for fiscal years 2007 and 2008, respectively.

(4)	Mr. Eberle served as President and Chief Operating Officer until November 2006, when he became President and Chief Executive Officer.

(5)	Mr. Fortune served as Chief Marketing Officer and President of Bottomline Europe until November 2006, when he became Chief Operating Officer and President of Bottomline Europe. Mr. Fortune was paid in British Pounds Sterling, which for purposes of this presentation were converted to US Dollars at the average exchange rates for the twelve months ended June 30, 2007 and 2008 of 1.933 and 2.004 US Dollars per British Pound Sterling, respectively.

Grants of Plan-Based Awards

The following table sets forth information concerning each grant of an award made to a named executive officer during fiscal 2008 under any plan, contract, authorization or arrangement pursuant to which cash, securities, similar instruments or other property may be received. Non-equity incentive plan awards were made pursuant to our executive incentive compensation program described in our Compensation Discussion and Analysis under the caption “Cash Bonuses”.

Fiscal 2008 Grants of Plan-Based Awards

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(5)	Grant Date Fair Value of Stock Awards(6)
		Threshold ($)(2)	Target ($)(3)	Maximum ($)(4)
Robert A. Eberle	08/23/2007				85,000	$1,139,000
		74,400	279,000	372,000
Kevin M. Donovan	08/23/2007				15,000	$201,000
		15,000	56,250	75,000
Peter S. Fortune	08/23/2007				60,000	$804,000
		56,000	210,000	280,000

(1)	Amounts in these columns show the threshold, target and maximum cash award amounts that would have been earned under our executive incentive compensation program for fiscal 2008. Actual amounts paid are disclosed and reported in the Summary Compensation Table under the caption Non-Equity Incentive Plan Compensation.

(2)	Reflects the minimum amount that would have been earned if the minimum targets for all of the quarterly and annual metrics were achieved and a portion of the designated key management objectives were met. In the past our executives have, in certain instances, declined some or all of the bonus amounts they earned so that the amounts could be allocated to specific corporate initiatives or to strategic investments.

(3)	Reflects the total amount that would have been earned if the targeted quarterly and annual metrics were achieved and a majority of the designated key management objectives were met.

(4)	Reflects the total maximum amount that would have been earned if the maximum targets for all of the quarterly and annual metrics were achieved and the designated key management objectives were met in full.

(5)	Reflects awards of restricted stock. These shares vest as to 25% of the shares on the first anniversary of the date of grant and 6.25% of the shares each quarter thereafter. In addition, as described below under “Employment and Other Agreements and Potential Payments Upon Termination or Change in Control”, the vesting of these shares may be accelerated following employment termination under certain circumstances.

(6)	The amounts reported in this column are computed in accordance with SFAS 123R.

Equity Awards and Holdings

The following table sets forth information concerning options that had not been exercised and unvested restricted stock awards for each of the named executive officers as of June 30, 2008.

Fiscal 2008 Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Share Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested($)(3)
Robert A. Eberle	02/24/2005	81,251	18,749	$11.93	02/24/2015	08/23/2007	85,000	$827,050
	03/29/2004	80,000	—	$9.54	03/29/2014	11/16/2006	18,750	$182,438
	05/13/2003	13,954	—	$5.87	05/13/2013	08/24/2006	35,437	$344,802
	02/21/2002	47,046	—	$8.19	02/21/2012	8/25/2005	26,250	$255,413
	02/20/2001	40,000	—	$13.00	02/20/2011
	02/24/2000	20,000	—	$39.81	02/24/2010
	08/26/1999	30,000	—	$31.50	08/26/2009

Kevin M. Donovan	09/02/2006	2,188	2,812	$9.61	09/02/2016	08/23/2007	15,000	$145,950
	02/24/2005	20,314	4,686	$11.93	02/24/2015	09/02/2006	5,625	$54,731
	01/13/2005	8,125	1,875	$14.00	01/13/2015	12/02/2005	4,500	$43,785
	03/29/2004	20,000	—	$9.54	03/29/2014
	01/12/2004	3,500	—	$9.23	01/12/2014
	02/28/2003	20,000	—	$5.31	02/28/2013
	02/21/2002	12,000	—	$8.19	02/21/2012
	01/16/2002	2,500	—	$9.58	01/16/2012
	06/29/2001	10,000	—	$5.40	06/29/2011
	04/19/2001	10,000	—	$3.30	04/19/2011
	02/20/2001	10,000	—	$13.00	02/20/2011
	02/24/2000	7,500	—	$39.81	02/24/2010
	02/11/1999	20,250	—	$13.00	02/11/2009

Peter S. Fortune	02/24/2005	65,000	15,000	$11.93	02/24/2015	08/23/2007	60,000	$583,800
	03/29/2004	11,475	—	$9.54	03/29/2014	11/16/2006	15,000	$145,950
						08/24/2006	28,687	$279,125
						12/02/2005	21,250	$206,763

(1)	These options vest as to 25% of the shares subject to the option on the first anniversary of the date of grant and 6.25% of the shares each quarter thereafter. Each option has a contractual term of ten years, and generally expires shortly following the termination of the executive’s employment. In addition, as described below under “Employment and Other Agreements and Potential Payments Upon Termination or Change-in-Control”, the vesting and exercisability of these options may be extended following employment termination or a change of control under certain circumstances.

(2)	These shares vest as to 25% of the shares on the first anniversary of the date of grant and 6.25% of the shares each quarter thereafter. In addition, as described below under “Employment and Other Agreements and Potential Payments Upon Termination or Change-in-Control”, the vesting of these shares may be accelerated following employment termination or a change of control under certain circumstances.

(3)	Calculated by multiplying the number of unvested shares by $9.73, the closing price per share of our common stock on The NASDAQ Global Market on June 30, 2008.

Option Exercises and Stock Vested in Fiscal 2008

The following table sets forth information regarding options exercised by the named executive officers and vesting of restricted stock held by the named executive officers during the fiscal year ended June 30, 2008.

Amounts shown under the column “Value Realized on Exercise” for option awards represent the difference between the option exercise price and the closing sale price of our common stock on the date of exercise multiplied by the number of shares subject to the option. For stock awards, “Value Realized on Exercise” represents the number of shares of restricted stock multiplied by the closing price of our common stock on the vesting date.

Fiscal 2008 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Robert A. Eberle	76,351	$293,390	59,813	$752,785
Kevin M. Donovan	—	—	7,375	$91,042
Peter S. Fortune	30,000	$183,078	48,313	$608,091

Employment and Other Agreements and Potential Payments Upon Termination or Change–in-Control

Employment Agreements

We entered into an employment agreement with Mr. Eberle as of September 30, 1998, which was amended as of June 1, 2001, amended and restated as of November 21, 2002, amended as of September 30, 2005 and amended on November 16, 2006. The term of the employment agreement is until the later of November 21, 2008, as renewed, or three years after we experience a change in control; provided, however, that the employment agreement automatically renews for successive three-year periods unless the agreement is not renewed by either us or Mr. Eberle pursuant to written notice, or is sooner terminated in accordance with its terms.

Under the employment agreement, a “change in control” of Bottomline would occur if:

•	any person becomes the beneficial owner of more than 50% of the voting power of our outstanding securities,

•	we are acquired through a merger,

•	we are liquidated or

•	all or substantially all of our assets are sold.

If Mr. Eberle’s employment is terminated either by Mr. Eberle as a result of an involuntary termination or by us without cause prior to a potential change in control (each as described below) or if we do not renew Mr. Eberle’s agreement as provided above, then all outstanding options held by Mr. Eberle would become immediately exercisable in full, all shares of restricted stock would vest in full, and Mr. Eberle would be entitled to receive continuation of benefits for a period of 24 months, a lump sum payment equal to two times the sum of his then annual salary plus two times the maximum amount of bonus Mr. Eberle was eligible to earn in the then current year.

In addition, in the event of a change of control, Mr. Eberle’s options and restricted stock will vest in full.

An involuntary termination would occur if Mr. Eberle’s duties were changed in a manner such that it resulted in a significant diminution in his position, duties or responsibilities, his base compensation were reduced or he were relocated or if the company was in material breach of the employment agreement.

“Cause” means, prior to a change in control of Bottomline, the discharge of Mr. Eberle resulting from:

•	a felony conviction,

•	willful and persistent failure to attend to material duties or obligations,

•	the breach of confidentiality, non-competition or similar material obligations by Mr. Eberle or

•	an act or omission which would constitute a crime involving Bottomline’s property.

The second and third items specified above would not constitute cause after a change in control of Bottomline.

If Mr. Eberle’s employment is terminated upon or after a potential change in control either by Mr. Eberle as a result of an involuntary termination or by us without cause, then all outstanding options held by Mr. Eberle would become immediately exercisable in full, all shares of restricted stock would vest in full, and Mr. Eberle would be entitled to receive continuation of benefits for a period of 24 months, a lump sum payment equal to three times the sum of Mr. Eberle’s then annual salary plus three times the amount of any bonus Mr. Eberle had earned but had not yet been paid prior to the termination.

A “potential change in control” of Bottomline would occur if:

•	we enter into an agreement that would cause a change in control,

•	any person publicly announces an intention to take any action which, if consummated, would constitute a change in control or

•	our board of directors adopts a resolution to the effect that, for purposes of the employment agreement, a potential change in control has occurred.

The employment agreement also provides that, in the event of a change in control, we would pay any excise tax for which Mr. Eberle would be liable under Section 4999 of the Internal Revenue Code as a result of having received the severance benefits, as well as the amount necessary to pay all additional taxes imposed on Mr. Eberle as a result of our payment of the excise tax.

In addition, following termination of employment by us other than for “cause”, options and restricted stock held by Mr. Eberle would automatically vest in full and would be exercisable for a period of two years (or the remainder of the option term if less than two years) after the date of termination. In the event of Mr. Eberle’s termination for death or disability, he would be entitled to the vesting acceleration and extended exercise period described above, as well as the maximum bonus he was eligible to earn in the then current fiscal year. If Mr. Eberle resigns by giving 90 days written notice to Bottomline, he will be entitled to receive vesting acceleration and an extended exercise period for options granted to him prior to July 1, 2005.

Pursuant to his employment agreement, in fiscal 2008 Mr. Eberle was paid an annual base salary of $310,000. As approved by the compensation committee, and as more fully described above in the section of this proxy statement entitled “Executive Compensation—Compensation Discussion and Analysis”, in fiscal 2008, Mr. Eberle received a cash bonus of $193,700.

Service Agreement

We are party to a service agreement with Mr. Fortune dated as of March 11, 1999, which we assumed in connection with our acquisition of Checkpoint Holdings, Ltd., which is now our wholly owned subsidiary, Bottomline Technologies Limited (Bottomline Europe). The service agreement remains in effect, absent incapacity or our termination for cause, until terminated by at least 12 months’ written notice by us or Mr. Fortune. We also have the right to terminate the agreement on less than 12 months’ written notice, but we are required to pay Mr. Fortune his salary and other contractual benefits under the service agreement for the duration of the period for which notice was not given. If the agreement is terminated for incapacity or cause, we are not required to pay Mr. Fortune any compensation other than accrued compensation.

For purposes of Mr. Fortune’s service agreement, “cause” means the discharge of the employee resulting from, among other things:

•	material breach of the terms of the agreement,

•	conviction of a criminal offense which in the reasonable opinion of our board of directors materially or adversely affects Mr. Fortune’s ability to continue as an employee or

•	deliberate discrimination or harassment on grounds on race, sex or disability.

Pursuant to the service agreement, Mr. Fortune was paid an annual base salary of $324,047 in fiscal 2008. In accordance with a bonus plan setting forth certain financial and operational goals, Mr. Fortune received a cash bonus of $151,605 in fiscal 2008, as more fully described under “Executive Compensation—Compensation Discussion and Analysis”.

Pursuant to the service agreement, Mr. Fortune has agreed not to compete with Bottomline for a period of 12 months after the termination of his employment in any business within the United Kingdom which is competitive with our business and with which Mr. Fortune had been involved during the 12 months immediately preceding termination. In addition, Mr. Fortune also agrees that during this 12-month period, he will not solicit our customers, potential customers or employees with whom he had dealings during the 12 months immediately preceding termination.

Retention Agreements

We entered into a retention agreement with Mr. Fortune effective as of October 10, 2005, as amended on November 16, 2006, which provides that if Mr. Fortune’s employment is terminated by us without cause after a change in control, then all outstanding options and restricted stock granted after October 10, 2005 held by Mr. Fortune would become immediately vested and exercisable in full. Additionally, Mr. Fortune would be entitled to receive an amount equal to his then annual base salary and bonus, continuation of benefits for an additional 12 months and the payments and benefits under his service agreement with us.

If Mr. Fortune’s employment is terminated by Mr. Fortune for good reason within 12 months following a change in control, or if Mr. Fortune’s employment is terminated by us without cause prior to a change in control, then all outstanding options and restricted stock granted after October 10, 2005 held by Mr. Fortune would become immediately vested and exercisable in full and Mr. Fortune would be entitled to the payments and benefits under his service agreement with us.

For purposes of Mr. Fortune’s retention agreement, “cause” has substantially the same meaning as for Mr. Eberle’s employment agreement, and “good reason” means a significant change in Mr. Fortune’s duties, a reduction in his base compensation, a relocation of his work location of more than 50 miles, or a breach by Bottomline of a material provision of the retention agreement.

On November 16, 2006, we entered into a retention agreement with Mr. Donovan. Under the agreement, if Mr. Donovan’s employment is terminated by us without cause or by Mr. Donovan for good reason within 12 months following a change in control, then all options and restricted stock held by Mr. Donovan will vest in full and the options will be exercisable for a period of two years following the termination, other than options with an exercise price less than the closing price of our common stock on November 15, 2001, which will be exercisable for the period set forth in the original option agreement. In addition, Mr. Donovan will be entitled to, among other things, an amount equal to his base salary for the 12 months prior to the date of termination, 100% of his annual bonus opportunity for the most recently completed fiscal year, a prorated portion of the annual bonus paid or payable to Mr. Donovan for the most recently completed fiscal year through the date of termination and the continuation of benefits for a period of 12 months after the date of termination.

For purposes of Messrs. Fortune and Donovan, a “change in control” of Bottomline would occur under the same circumstances as noted above for Mr. Eberle. For purposes of Mr. Donovan’s retention agreement, “cause” means a discharge resulting from a felony conviction or an act or omission which would constitute a crime involving Bottomline’s property, and “good reason” has the same meaning as in Mr. Fortune’s retention agreement.

The table below shows the benefits potentially payable to each of our named executive officers if he were terminated under certain circumstances or as a result of a change of control event. The amounts below are calculated on the assumption that the employment termination or change of control took place on June 30, 2008.

Name	Base Salary $	Target Bonus $(3)	Accelerated Vesting of Options	Accelerated Vesting of Restricted Stock	Benefits $	280(g) Gross Up Payment		Total $
Robert A. Eberle
—termination at the election of the employee, other than as a result of an involuntary termination, upon 90 days’ prior written notice to the board	—	—	—	—				—
—change in control	—	—	—	1,609,702				1,609,702
—involuntary termination or termination without cause prior to a potential change in control, or non-renewal of employment agreement by company	620,000	744,000	—	1,609,702	62,568	—	(1)	3,036,270
—involuntary termination or termination without cause upon or after a potential change in control	930,000	1,116,000	—	1,609,702	62,568	1,000,837		4,719,107
—termination as a result of death or disability	—	372,000		1,609,702				1,981,702
Kevin M. Donovan
—termination without cause or for good reason within 12 months following a change in control	178,000	75,000	337	244,466	25,404			523,207
Peter S. Fortune(2)
—termination other than for cause or incapacity	324,047	280,000	—	1,215,637	31,950			1,851,634
—termination without cause following a change in control	324,047	280,000	—	1,215,637	31,950			1,851,634
—termination for good reason within 12 months following a change in control or termination without cause prior to a change in control	324,047	280,000	—	1,215,637	31,950			1,851,634

(1)	Assumes no change of control takes place.

(2)	Mr. Fortune is paid in British Pounds Sterling, which were converted to US Dollars at an exchange rate of 2.004 US Dollars per British Pound Sterling for purposes of this presentation.

(3)	This amount would be reduced by any bonus amounts previously paid to the named executive officers for fiscal 2008.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with Bottomline’s management. Based on this review and discussion, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the compensation committee of the board of directors of Bottomline Technologies (de), Inc.

Joseph L. Barry, Jr., Chairman

Michael J. Curran

James W. Zilinski

Equity Compensation Plan Information

The following table provides information about the securities authorized for issuance under our equity compensation plans as of June 30, 2008:

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(2)	4,016,723	$12.71	3,511,967	(3)
Equity compensation plans not approved by security holders	—	—	—

Total	4,016,723	$12.71	3,511,967

(1)	This table excludes 6,000 shares of common stock issuable upon exercise of outstanding options assumed by us in connection with our acquisition of Flashpoint, Inc. in August 2000. The weighted average exercise price of the excluded options as of June 30, 2008 was $26.84.

(2)	Consists of the following equity compensation plans: the Amended and Restated 1997 Stock Incentive Plan, the 1998 Director Plan, the 1998 Employee Stock Purchase Plan, the 2000 Employee Stock Purchase Plan, as amended, or the 2000 ESPP, and the 2000 Stock Incentive Plan. Shares of common stock are available for issuance only under the 1998 Director Plan, the 2000 ESPP and the 2000 Stock Incentive Plan.

(3)	Consists of 52,500 shares issuable under the 1998 Director Plan, 687,599 shares issuable under the 1998 Employee Stock Purchase Plan, 710,447 shares issuable under the 2000 ESPP in connection with current and future offering periods under such plan and 2,061,421 shares currently issuable under the 2000 Stock Incentive Plan. In addition, under the 2000 Stock Incentive Plan, the number of shares issuable is automatically increased every July 1 by an amount equal to the lesser of (i) five million shares of common stock, (ii) a number of shares of common stock which, when added to the shares that remain available for grant under the 2000 Stock Incentive Plan, is equal to 12% of the outstanding shares on such date, and (iii) an amount determined by our board of directors. The 2000 Stock Incentive Plan provides for the issuance of incentive stock options, non-qualified stock options and restricted stock to our employees, officers, directors, consultants and advisors.

Compensation Committee Interlocks and Insider Participation

During fiscal 2008, the members of the compensation committee of our board of directors were Messrs. Barry, Curran and Zilinski. During fiscal 2008, no executive officer of Bottomline served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officer served as a director or member of our compensation committee. None of the members of the compensation committee is a current or former officer or employee of Bottomline.

Certain Relationships and Related Transactions

During 2008, D. Michael McGurl, a son of Daniel M. McGurl and Robert Mullen, a brother of Joseph L. Mullen (each of whom is a member of our board of directors) were employed by the Company. Each of these individuals receives a total compensation package that is comparable to the compensation of Bottomline employees occupying similar positions, and each is entitled to participate in other employment benefits that are standard for all of Bottomline’s employees. The total compensation earned during 2008, including base salary, commissions, bonus and equity compensation did not exceed $200,000 for either of these individuals.

Policies and Procedures for Related Person Transactions

Our board of directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which Bottomline is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, the related person must report the proposed transaction to our chief financial officer. The policy calls for the proposed transaction to be reviewed and, if deemed appropriate, approved by the audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the audit committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the audit committee to review and, if deemed appropriate, approve proposed related person transactions that may arise between audit committee meetings, subject to ratification by the full audit committee at its next meeting. Any related person transactions that are ongoing in nature are reviewed annually by the audit committee.

A related person transaction reviewed under our policy will be considered approved or ratified if it is authorized by the audit committee after full disclosure of the related person’s interest in the transaction. The audit committee will review and consider such information regarding the transaction as it deems appropriate under the circumstances.

The audit committee may approve or ratify the transaction only if it determines that, under all of the circumstances, it is in Bottomline’s best interests. The audit committee may impose any conditions on the transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, the board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•

interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, and (c) the amount involved in the transaction equals less than the greater of $200,000 or 25% of the annual consolidated gross revenues of the other entity that is a party to the transaction; and

•	a transaction that is specifically contemplated by provisions of Bottomline’s charter or bylaws.

The policy also provides that transactions involving compensation of executive officers shall be reviewed and approved by the compensation committee in the manner specified in its charter.

Our employment of a son of Mr. McGurl and a brother of Mr. Mullen, which is described above in “Certain Relationships and Related Transactions,” predated our adoption of our current policies and procedures for related person transactions, however the Audit Committee has been fully informed of both of these arrangements as part of our annual update with respect to related person transactions.

Corporate Governance

Our board of directors believes that good corporate governance is important to ensure that Bottomline is managed for the long-term benefit of stockholders. This section describes key corporate governance practices that we have adopted. Complete copies of the committee charters and code of conduct described below are available on our website at www.bottomline.com. Alternatively, you can request a copy of any of these documents by writing to Bottomline Technologies (de), Inc., 325 Corporate Drive, Portsmouth, New Hampshire 03801, Attention: Corporate Secretary.

Board Determination of Independence

Under applicable NASDAQ rules, a director of Bottomline will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that none of Messrs. Barry, Curran, Leathe, Loomis, McGurl, Staglin or Zilinski has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 4200(a)(15) of The NASDAQ Stock Market, Inc. Marketplace Rules.

Director Attendance at Annual Meeting of Stockholders

We do not have a written policy with respect to director attendance at annual meetings; however, we encourage our directors to attend all of our meetings of stockholders. Eight of the nine individuals serving on our board at the time attended the 2007 annual meeting of stockholders.

Board and Committee Meetings

Our board of directors held 5 meetings, including by telephone conference, during fiscal 2008. The compensation committee of our board of directors held 4 meetings, including by telephone conference, during fiscal 2008. The audit committee of our board of directors held 13 meetings, including by telephone conference, during fiscal 2008. The nominations and corporate governance committee of our board of directors met as part of our regularly scheduled quarterly board meetings. All directors attended at least 75% of the meetings of our board of directors and the committees on which they served, if any, during the period that they served on our board of directors or any such committees.

Board Committees

Our board of directors has established three standing committees—audit, compensation, and nominations and corporate governance—each of which operates under a charter that has been approved by our board. Current copies of each committee’s charter are posted on the Corporate Governance section of our website, www.bottomline.com.

Our board of directors has determined that all of the members of each of the board’s three standing committees are independent as defined under the rules of The NASDAQ Stock Market, including, in the case of all members of the audit committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Audit Committee

The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm,

•	overseeing the work of our registered public accounting firm, including through the receipt and consideration of certain reports from the registered public accounting firm,

•	reviewing and discussing with management and our registered public accounting firm our annual and quarterly financial statements and related disclosures,

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics,

•	establishing procedures for the receipt and retention of accounting related complaints and concerns,

•	meeting independently with our registered public accounting firm and management and

•	preparing the audit committee report required by SEC rules which is included in this proxy statement.

Our board of directors has determined that Mr. Leathe is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K.

Compensation Committee

The compensation committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to CEO compensation,

•	determining the CEO’s compensation,

•	reviewing and approving, or making recommendations to the board with respect to, the compensation of our other executive officers,

•	making recommendations to the board with respect to incentive compensation and equity-based plans,

•	overseeing and administering our incentive compensation and equity-based plans and

•	reviewing and making recommendations to the board with respect to director compensation.

Annually, the compensation committee reviews and approves the aggregate level of restricted stock and stock option awards that can be granted for that fiscal year, based on recommendations from our chief executive officer. For fiscal year 2008, after the aggregate pool had been authorized, the compensation committee delegated to Mr. Mullen and Mr. Eberle the authority to make grants of restricted stock from the authorized pool under our 2000 Stock Incentive Plan and delegated to Mr. Eberle and Mr. Donovan the authority to make stock option grants from the authorized pool under our 2000 Stock Incentive Plan other than, in each case, awards to executive officers which must be made by the compensation committee. The compensation committee also retains the authority to make additional equity awards in its discretion.

The compensation committee also has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation, but to date has not done so.

Nominations and Corporate Governance Committee

The nominations and corporate governance committee’s responsibilities include:

•	identifying individuals qualified to become board members,

•	recommending to the board the persons to be nominated for election as directors and to each of the board’s committees,

•	developing and recommending to the board corporate governance principles and

•	overseeing the evaluation of the board.

Director Candidates

The process followed by the nominations and corporate governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and the board.

In considering whether to recommend any particular candidate for inclusion in the board’s slate of recommended director nominees, the nominations and corporate governance committee will apply the criteria attached to the committee’s charter. These criteria include the candidate’s integrity, business acumen, commitment to our business and industry, experience, conflicts of interest and the ability to act in the interests of all stockholders. The committee does not assign specific weights to particular criteria and no one particular criterion is a prerequisite for a prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities.

Stockholders may recommend individuals to the nominations and corporate governance committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to nominations and corporate governance committee, c/o Corporate Secretary, Bottomline Technologies (de), Inc., 325 Corporate Drive, Portsmouth, New Hampshire 03801. Assuming that appropriate biographical and background material has been provided on a timely basis, the committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of the committee or the board, by following the procedures set forth under “Stockholder Proposals for 2008 Annual Meeting.”

Communicating with the Directors

The board will give appropriate attention to written communications that are submitted by stockholders and will respond if and as appropriate. The chairman of the board is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he or she considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the chairman of the board considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the board should address such communications to our board of directors c/o Corporate Secretary, Bottomline Technologies (de), Inc., 325 Corporate Drive, Portsmouth, New Hampshire 03801.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have posted a current copy of the code on our website, which is located at www.bottomline.com. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ stock market listing standards concerning any amendments to, or waivers from, any provision of the code.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on our review of copies of reports filed by reporting persons pursuant to Section 16(a) of the Exchange Act, or written representations from reporting persons that no Form 5 filing was required for such persons, we believe that, except for one Form 4 for each of Messrs. Barry, Curran, Eberle, Leathe, Loomis, McGurl, Mullen, and Zilinski which were not timely filed, all filings required to be made by our reporting persons were timely made in accordance with the requirements of the Exchange Act.

Report of the Audit Committee of the Board of Directors

The audit committee oversees Bottomline’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the preparation of Bottomline’s financial statements, for maintaining effective internal control over financial reporting, for assessing the effectiveness of internal control over financial reporting, and for maintaining an appropriate reporting process, including adequate systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed and discussed Bottomline’s audited financial statements and schedule for the fiscal year ended June 30, 2008 with management, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures contained in the financial statements.

The Committee reviewed with Bottomline’s independent registered public accounting firm, Ernst & Young LLP, which is responsible for expressing an opinion as to the conformity of Bottomline’s audited financial statements and schedule with generally accepted accounting principles, the judgments of Ernst & Young, LLP as to the quality, not just the acceptability, of Bottomline’s accounting principles and discussed such other matters as are required to be discussed with Ernst & Young LLP under generally accepted auditing standards, including Statement on Auditing Standards No. 61, as amended, other standards of the Public Company Accounting Oversight Board, rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the committee has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Ernst & Young LLP its independence from management and Bottomline, including the compatibility of non-audit services with its independence.

The Committee also reviewed management’s report on its assessment of the effectiveness of Bottomline’s internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of Bottomline’s internal control over financial reporting.

The Committee discussed with Ernst & Young LLP the overall scope and plans for its audits. The Committee meets with Ernst & Young LLP, with and without management present, to discuss the results of its examinations, its evaluations of Bottomline’s internal control over financial reporting, and the overall quality of Bottomline’s financial reporting. The Committee held 13 meetings, including by telephone conference, during fiscal year 2008.

Based on the reviews and discussions referred to above, the Committee recommended to the board of directors that the audited financial statements and schedule be included in Bottomline’s annual report on Form

10-K for the fiscal year ended June 30, 2008 for filing with the Securities and Exchange Commission. The Committee and the board of directors have also recommended, subject to stockholder ratification, the selection of Ernst & Young LLP as Bottomline’s registered independent public accounting firm for the fiscal year ending June 30, 2009.

By the audit committee of the board of directors of Bottomline Technologies (de), Inc.

Jeffrey C. Leathe, Chairman

Joseph L. Barry, Jr.

James W. Zilinski

Principal Accounting Fees and Services

The following table discloses the fees that Ernst & Young LLP billed us for professional services rendered in each of the last two fiscal years. For fiscal 2008, audit fees include an estimate of amounts not yet billed.

Type of Fee	Fiscal Year Ended June 30, 2008	Fiscal Year Ended June 30, 2007
Audit Fees(1)	$844,877	$956,250
Audit-Related Fees(2)	$370,093	$246,504
Tax Fees(3)	$52,950	$210,000
All Other Fees(4)	$3,340	$3,500

(1)	Represents fees for professional services rendered in connection with the audit of our financial statements and the audit of management’s report on internal control for the fiscal year indicated, reviews of the financial statements included in each of our quarterly reports on Form 10-Q during the fiscal year indicated, and services performed in connection with certain registration statements we filed.

(2)	Represents fees for assurance advisory services related to implementation of accounting standards, acquisition related due diligence, audit services related to the financial statements of businesses we acquired and the audit of our 401(k) plan.

(3)	Represents fees for services related to tax compliance, including the preparation or review of domestic and international tax returns, domestic and international tax planning.

(4)	Represents annual fee for access to accounting and financial reporting research tool.

Pre-Approval Policies and Procedures

The audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our registered public accounting firm. This policy generally provides that we will not engage our registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the audit committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the audit committee may pre-approve specified types of services that are expected to be provided to us by our registered public accounting firm. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The audit committee has also delegated to the chairman of the audit committee the authority to approve any audit or non-audit services to be provided to us by our registered public accounting firm. Any approval of services by the chairman of the audit committee pursuant to this delegated authority is reported to the full audit committee at its next quarterly meeting.

All of the audit-related services, tax services and other services shown in the table above were approved by the audit committee in accordance with these pre-approval policies and procedures.

PROPOSAL II—RATIFICATION OF THE SELECTION OF REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected Ernst & Young LLP as our registered public accounting firm for the current fiscal year, subject to ratification by our stockholders at the annual meeting. If our stockholders do not ratify the selection of Ernst & Young LLP, our audit committee will reconsider the matter. A representative of Ernst & Young LLP, which served as our registered public accounting firm for fiscal 2008, is expected to be present at the annual meeting to respond to appropriate questions and to make a statement if he or she so desires. Even if the selection of Ernst & Young LLP is ratified, our audit committee may, in its discretion, select a different registered public accounting firm at any time during the year if it is determined that such a change would be in the best interest of Bottomline and our stockholders.

STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Any proposal that a stockholder intends to present at the 2009 annual meeting of stockholders must be submitted to our principal executive offices at 325 Corporate Drive, Portsmouth, New Hampshire 03801, Attention: Corporate Secretary, no later than June 15, 2009 in order to be considered for inclusion in the proxy statement and proxy card relating to the 2009 annual meeting of stockholders. However, if the date of our 2009 annual meeting is prior to October 19, 2009 or after December 18, 2009, the deadline is 10 business days before we begin to print and mail our proxy materials for the 2009 annual meeting.

If a stockholder wishes to present a proposal at the 2009 annual meeting but has not complied with the requirements for inclusion of the proposal in our proxy materials pursuant to Rule 14a-8 under the Exchange Act, the stockholder must also give notice of the proposal to our corporate secretary at our principal executive offices. Our amended and restated bylaws, as amended, require that we be given advance written notice of stockholder nominations regarding election to our board of directors and certain other matters which stockholders wish to present for action at an annual meeting of stockholders (other than matters included in our proxy discussed above). We must receive this notice at least 60 days, but not more than 90 days, prior to the date of the 2009 annual meeting, which is expected to be November 19, 2009. Our bylaws also specify requirements relating to the content of the notice which stockholders must provide, including for stockholder nominations for director, in order for such proposals or nominations to be properly presented at a stockholder meeting.

HOUSEHOLDING OF PROXY STATEMENT

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of our annual report and/or proxy statement to you if you call or write us at the following address or phone number: Bottomline Technologies (de), Inc., 325 Corporate Drive, Portsmouth, New Hampshire 03801, Attention: Corporate Secretary, (603) 436-0700. If you would like to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

OTHER MATTERS

Our board of directors knows of no other business that will be presented for consideration at the annual meeting other than that described above. Under our bylaws, the deadline for stockholders to notify us of any proposals or director nominations to be presented at the annual meeting has passed. However, if any other business should come before the annual meeting, it is the intention of the persons named in the enclosed proxy to vote, or otherwise act, in accordance with their best judgment on such matters.

We will bear the costs of soliciting proxies. In addition to solicitations by mail, our directors, officers and regular employees may, without additional remuneration, solicit proxies by telephone, telegraph, facsimile and personal interviews. We will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the proxies. We will reimburse brokerage houses and other persons for their reasonable expenses in connection with this distribution. In addition, we have retained Georgeson, Inc. to act as a proxy solicitor in conjunction with the annual meeting, and have agreed to pay that firm $7,500, plus reasonable expenses, for proxy solicitation services.

We encourage you to attend the annual meeting in person. However, in order to make sure that you are represented at the annual meeting, we urge you to complete, sign and return the enclosed proxy card, in the enclosed postage-prepaid envelope, or vote by phone or internet according to the instructions on the proxy card, as promptly as possible. Stockholders who attend the meeting may vote their stock personally even though they have sent in their proxies or voted by phone or internet.

By order of the Board of Directors,

/s/ JOSEPH L. MULLEN
Joseph L. Mullen Chairman of the Board of Directors

October 13, 2008

Portsmouth, New Hampshire

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on November 18, 2008.

Vote by Internet • Log on to the Internet and go to www.investorvote.com/EPAY • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

  Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Class I Directors:	For	Withhold		For	Withhold		For	Withhold
01 - Joseph L. Barry, Jr.*	☐	☐	02 -Robert A. Eberle*	☐	☐	03 - Jeffrey C. Leathe*	☐	☐

* Each to be elected as Class I directors of the Company for the ensuing three years.

	For	Against	Abstain
2. To ratify the selection of Ernst & Young LLP as the Company’s registered public accounting firm for the current fiscal year.	☐	☐	☐

  Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator or other fiduciary, please give your full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person. Please be sure to sign and date this proxy below.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — BOTTOMLINE TECHNOLOGIES (de), INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS to be held on November 18, 2008

This Proxy is solicited on behalf of the Board of Directors of Bottomline Technologies (de), Inc. (the “Company”).

The undersigned, having received notice of the annual meeting of stockholders and the proxy statement thereof and revoking all prior proxies, hereby appoints Joseph L. Mullen, Robert A. Eberle and John A. Burgess (with full power of substitution), as proxies of the undersigned, to attend the annual meeting of stockholders of the Company to be held on Thursday, November 18, 2008, and any adjourned or postponed session thereof, and there to vote and act as indicated upon the matters on the reverse side in respect of all shares of common stock which the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess if personally present.

The shares of common stock of the Company represented by this proxy will be voted as directed by the undersigned for the proposals herein proposed by the Company. If no direction is given with respect to any proposal specified herein, this proxy will be voted FOR the proposal. In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting or any adjournment thereof.

Attendance of the undersigned at the annual meeting of stockholders or at any adjourned or postponed session thereof will not be deemed to revoke this proxy unless the undersigned affirmatively indicate(s) thereat the intention of the undersigned to vote said shares of common stock in person. If the undersigned hold(s) any of the shares of common stock in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.

Please vote, date and sign on reverse side and return promptly in the enclosed postage pre-paid envelope.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE SIDE